EXHIBIT 5.1  OPINION OF COUNSEL

                                 Weed & Co. L.P.
                        4695 MacArthur Court, Suite 1450
                             Newport Beach, CA 92660
                            Telephone (949) 475-9086
                            Facsimile (949) 475-9087

                                December 26, 2000

Board of Directors
Eagle Wireless International, Inc.
101 Courageous Drive

League City, TX 77573

      RE: Opinion of Counsel

Greetings:

I have acted as counsel to Eagle Wireless International, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 35,186,944 shares (the "Shares") of Eagle Wireless' common stock, par value $.001 per share (the "Common Stock"), upon the terms and subject to the conditions set forth in Eagle Wireless' registration statement on Form S-4 (the "Registration Statement").

In connection therewith, I have examined copies of Eagle Wireless' Certificate of Incorporation, Bylaws, the corporate proceedings with respect to the offering of shares, and such other documents and instruments as I have deemed necessary or appropriate for the expression of the opinions contacted herein. In such examination, I have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the correctness of all statements of fact contained in such documents.

Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares to be sold by the Company by means of the Registration Statement, when sold in accordance with the terms and conditions set forth in the Registration Statement, will be duly and validly issued, fully paid and non-assessable.

                               /S/ RICHARD O. WEED
                                   Richard O. Weed